Exhibit 12.1

AIRTRAN HOLDINGS, INC.

EXHIBIT 12.1 – STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (dollars in thousands)

	Year Ended December 31					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2006
Income (loss) before taxes and cumulative effect of change in accounting principle	$1,140	$9,959	$87,164	$16,680	$13,024	$30,090
Amortization of capitalized interest	5,413	4,091	1,664	4,922	8,550	9,798
Interest including interest capitalized	45,466	34,084	42,645	26,782	37,504	45,082
Less interest capitalized during the period	(8,025)	(4,781)	(2,085)	(7,354)	(15,330)	(19,084)
Interest portion of rent expense	33,368	64,403	98,162	112,418	135,965	117,122

Earnings	$77,362	$107,756	$227,550	$153,448	$179,713	$183,008

Interest including interest capitalized	$45,466	$34,084	$42,645	$26,782	$37,504	$45,082
Interest portion of rent expense	33,368	64,403	98,162	112,418	135,965	117,122

Fixed Charges	$78,834	$98,487	$140,807	$139,200	$173,469	$162,204

Ratio of Earnings to Fixed Charges	(1.0)	1.1	1.6	1.1	1.0	1.1

(1)	For the year ended December 31, 2001, our earnings were insufficient to cover our fixed charges by $1.5 million.